Exhibit 10.1

July 20, 2005

Dr. Martin A. Wasserman

Dear Marty,

This letter memorializes our discussions regarding your voluntary retirement from AtheroGenics, Inc. (the "Company") and the transition services that you have agreed to provide in order to ensure a smooth transition. AtheroGenics is entering into this Transition Agreement (“Agreement”), in part, in recognition of the valuable services you have provided to the Company over the last several years.

Because this is an important Agreement, I want you to feel comfortable about this Agreement before you sign it. Therefore, the following ground rules will apply to the execution of this Agreement:

•	You should review it carefully and, if you agree to it, sign in the space where your agreement is indicated.

•
You have up to 21 days to decide whether or not to sign this Agreement. During this time, you should feel free, if you believe that it is appropriate and necessary, to have this Agreement reviewed by a financial advisor or attorney of your choice at your expense prior to signing this document.

•
After signing this Agreement you have seven working days to revoke your agreement to the terms of this document. Any revocation should be in writing and delivered to AtheroGenics, Inc. 8995 Westside Pkwy., Alpharetta, GA 30004, Attn: Russell M. Medford, M.D., Ph.D., by the close of business at the end of the seventh business day after signing this document.

•	This Agreement will not become effective until the seven-day revocation period has passed.

TRANSITION AGREEMENT

1.	I have read the instructions above.

2.	I agree that my last day of employment with AtheroGenics, Inc. will be August 1, 2005.

3.
I agree that in order to help ensure a smooth transition after my retirement, I will remain available to consult with the Company in person or by telephone for up to 40 hours per month for the three months ended October 31, 2005. Such services will be provided at a time and place that is mutually convenient for me and the Company. If I am required to travel, then all reasonable expenses will be paid by the Company.

4.
For the next three months (November 1, 2005 to January 31, 2006), I will remain available to consult with the Company in person or by telephone for up to 20 hours per month. Such services will be provided at a time and place that is mutually convenient for me and the Company. If I am required to travel, then all reasonable expenses will be paid by the Company.

During the period from August 1, 2005 to October 31, 2005, the Company will pay me six semi-monthly payments of $11,830 each (for a total of $70,980), less normal payroll tax and other customary deductions.

5.	The Company will continue my health insurance until I reach the age of 65 by paying the company’s share of COBRA premiums until such date.

6.	The Company will pay to me a pro rata share of my target incentive compensation for 2005, which will total $46,374.

7.	I will receive vesting of my outstanding options through October 31, 2005, as if I had remained employed by the Company through that date.

8.
In consideration of the payment to me of the sums described in Sections 5, 6 and 7 of this Agreement and other good and valuable consideration, I hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its shareholders, successors, predecessors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest, vacation pay, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation: (i) Title VII of the Civil Rights Act of 1964, as amended by Civil Rights Act of 1991, (race, color, religion, sex, and national origin discrimination); (ii) 42 U.S.C. § 1981 (discrimination); (iii) Age Discrimination in Employment Act (age discrimination); (iv) the Americans with Disabilities Act (disability discrimination); (v) 29 U.S.C. § 206(D)(1)(equal pay); (vi) intentional or negligent infliction of emotional distress or "outrage"; and (vii) defamation; (collectively the "Claims"), which I may now have, own or hold, or claim to have, own or hold, or which I may at any time heretofore have had, owned or held, or claimed to have had, owned or held, against any one of more of the Releasees at any time up to and including the date of this Agreement.

9.
I understand that various federal, state, and local laws prohibit age, sex, national origin, race, and other forms of employment discrimination, and that these laws are enforced through the U.S. Equal Employment Opportunity Commission, and similar state and local agencies. If I believed that my treatment by the Company had violated any of these anti-discrimination laws, I understand that I could consult with these agencies and file a charge with them. I am not aware of any such violations.

10.
I agree to keep the terms of this Agreement strictly private and confidential and I will not disclose any of the terms of this Agreement to other persons, except for legal or other advisors, unless required by law.

11.
As of the date of this Agreement, I am not aware of any occurrence at the Company that would constitute a violation of the Company’s internal policies or of any federal, state or local law, except as set forth below:

12.
The provisions of this Agreement set forth the entire agreement between me and the Company concerning my retirement and employment except for any noncompete or non-solicitation clauses contained in my employment agreement which will survive. Any other promises, written or oral, are replaced by the provisions of this Agreement, and are no longer effective unless they are contained in this document.

13.	I hereby expressly waive the provisions of California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement the debtor.”

Please review this document and, if you agree, please sign it and return it to me so that we will have an agreement.

    Very truly yours,
                                 /s/RUSSELL M. MEDFORD
    Russell M. Medford, M.D., Ph.D.
    President & Chief Executive Officer

I agree to the terms of this Transition Agreement:

/s/MARTIN A. WASSERMAN  Date:  7/20/05
Dr. Martin A. Wasserman